Exhibit 10.36

PRIVILEGED AND CONFIDENTIAL

EXECUTED VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Hermes Acquisition Corp. (“Employer”) and Michael Crowley (“Employee”) as of September 30, 2008.  This Agreement will become effective as of the closing of that merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and among Willis Group Holdings Limited, Employer and Hilb Rogal & Hobbs Company (“HRH”), dated as of June 7, 2008, as amended (the “Merger Agreement”) (the date on which the Merger is consummated shall also be the “Effective Date” of this Agreement).  Notwithstanding anything herein to the contrary, if for any reason the Merger does not become effective, this Agreement shall not become effective.

WHEREAS, on October 15, 2005, Employee entered into an employment agreement with HRH, which was subsequently amended on July 17, 2007 (the “Prior Employment Agreement”);

WHEREAS, in addition to the Prior Employment Agreement, Employee entered into a change of control employment agreement with HRH dated October 15, 2005, as amended and restated by that “Amended and Restated Change of Control Employment Agreement” dated as of the 30th day of July, 2008 (the “COC Agreement”), which included a provision that allowed Employee to resign his employment for Good Reason (as “Good Reason” is defined in the COC Agreement);

WHEREAS, pursuant to the Merger Agreement, HRH will merge with Employer and, upon the closing of the Merger (the “Closing”), Employer shall become the surviving corporation;

WHEREAS, immediately after the Closing, Employer acknowledges that Employee shall have the basis to resign his employment with HRH for Good Reason and Employer acknowledges that, upon the Closing, Employee shall be treated as if he has resigned his employment for Good Reason for purposes of the COC Agreement (subject to the other particular terms and conditions of this Agreement);

WHEREAS, Employer wishes to continue to employ Employee beyond the Closing and Employee desires to continue in the employ of Employer beyond the Closing pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, as of the Effective Date and, except as otherwise specifically set forth below, this Agreement supersedes and replaces the Prior Employment Agreement and the COC Agreement in all respects; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals; Employment; Position.  The Recitals set forth above constitute operative provisions hereof and are deemed incorporated in the operative text of this Agreement. Employer hereby agrees to continue to employ Employee in the position of “President” and Employee hereby agrees to continue to serve as an employee and to act in such capacity for Employer, all in accordance with and subject to the terms and conditions of this Agreement. The period from the Effective Date through December 31, 2009 shall be referred to herein as the “First Period” and the period from January 1, 2010 through December 31, 2010 shall be referred to herein as the “Second Period.”

2.             Responsibilities and Place of Performance.  Employee shall report to and be subject to the direction of Donald Bailey, in his capacity as “Chairman and CEO” of Employer (the “Reporting Person”, and in the event Mr. Bailey for any reason ceases to be “Chairman and CEO” of Employer, the Reporting Person will be understood to refer to any person who may be the successor to Donald Bailey in the position of “Chairman and CEO” of Employer).  Employee shall perform and discharge such duties and responsibilities as the Reporting Person may from time to time reasonably assign to Employee, consistent with Employee’s title and position.  Subject to the foregoing, Employee understands and acknowledges that such duties shall be subject to revision and modification from time to time by the Reporting Person.  In addition to his responsibilities as President of Employer, Employee shall serve as a member of that group of senior executives who are recognized by Employer and its parent companies as the “Executive Committee” within Willis Group (for purposes hereof, “Willis Group” refers to Employer and its affiliated companies).  Employee shall devote Employee’s full business time, attention, skill and best efforts to the faithful performance of Employee’s duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee in a diligent, trustworthy and businesslike manner for the purpose of advancing Employer’s legitimate business interests. Employee agrees that while employed by Employer, Employee will not engage in any outside business activities that conflict with his obligations under this Agreement.  As further described in paragraph 3.f. below, the principal places where such services are to be performed are New York, New York and Richmond, Virginia; provided, however, that Employee agrees to travel to other offices of Employer and its clients as may be reasonably necessary or customary to perform his duties.

3.             Compensation and Benefits.

a. Base Salary.  Employer shall pay to Employee a base salary at the rate of $45,833.33 per month, which is equivalent to $550,000 per year, less all applicable withholdings (the “Base Salary”).  The Base Salary will be distributed in accordance with the customary payroll practices of Employer.  While this Agreement is in effect, the Base Salary shall be subject to annual review and may be modified (but not decreased, unless otherwise mutually agreed by the parties) in accordance with Employer’s normal compensation and benefits administration procedures.

b. Annual Incentive Plan.  With respect to each calendar year ending while Employee is employed (ending with the calendar year ending on December 31, 2010), Employee will participate in Employer’s Annual Incentive Plan, as amended from time to time (the “AIP”) under which Employee will be eligible to receive an annual bonus payment (the “Annual Bonus”) on the same basis and terms and conditions (except as provided in this Agreement) as other members of the Executive Committee who are regularly employed and reside within the

United States are eligible to receive an annual bonus.  The actual amount of any Annual Bonus awarded to Employee under the AIP shall rest in the discretion of Employer; provided that Employee’s Annual Bonus (i) may be made, in whole or in part, in the form of (A) an equity award (including, but not limited to, restricted stock units of Willis Group Holdings Limited common stock — any and or all of which may be a form of deferred compensation and/or subject to a vesting schedule, as such terms will be described in the equity award agreement) and/or (B) a cash payment that is subject to a repayment obligation under such circumstances as Employer may specify, which equity award and cash payment shall in all events be structured and documented in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exception thereunder and shall be consistent with the terms of this Agreement, and (ii) shall be determined on a basis, and except as otherwise provided in this Agreement, have terms and conditions (including the ratio of cash to equity awards and the terms of any cash and/or equity awards), that are no less favorable than the annual bonus determination, and terms and conditions, applicable to other members of the Executive Committee who are regularly employed and reside within the United States.  Any cash portion of Employee’s Annual Bonus shall be paid no later than two and a half months after the end of the calendar year for which the Annual Bonus is awarded.  Whether Employee shall receive any Annual Bonus for or in connection with any calendar year following year 2010 shall rest in the sole discretion of Employer.  When determining the amount of any such Annual Bonus with regard to the 2008 calendar year, Employer will take into consideration, among other things, the amount of time Employee was employed by Employer during such calendar year.  Except as may be otherwise specifically provided in paragraph 6 of this Agreement, Employee must be employed by Employer on December 31 of the applicable bonus year (but need not be employed on the bonus distribution date) in order to receive an Annual Bonus payment.  In the event Employee’s employment terminates for any reason after December 31 of any calendar year and prior to the bonus distribution date applicable to similarly situated executives of Employer, Employee shall receive the Annual Bonus (determined as set forth above) in cash for any such prior year on the bonus distribution date applicable to similarly situated executives of Employer and in no event later than March 15 of the calendar year following the end of the calendar year for which the Annual Bonus is awarded.  In no event shall Employee be entitled to an Annual Bonus under this paragraph 3.b. for a particular calendar year that would be duplicative of an Annual Bonus payment for the same calendar year payable under paragraph 6 of this Agreement.

c. Equity Participation.  Subject to the occurrence of the Closing and provided Employee first signs this Agreement, Employee will be invited to participate in the Willis Partners Plan (the “WPP”) subject to the terms of the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the “Plan”), as may be amended from time to time.  In connection with Employee’s participation in the Plan and subject to the terms of the WPP and the Plan, Employee will be granted an option to purchase 50,000 shares of common stock of Willis Group Holdings Limited (“Shares”) on the first trading date, as permitted by Willis Group Holdings Limited’s dealing in securities policy, following the announcement of the third quarter results for 2008 of Willis Group Holdings Limited, at a per Share purchase price equal to the closing market price of the Shares on the New York Stock Exchange on the date of grant (the “Option”).  The Option grant is subject to Employee’s execution of (i) this Agreement, (ii) an “Agreement of Restrictive Covenants and Other Obligations”, the form of which is attached as Exhibit A hereto and (iii) a definitive Option Agreement reflecting the terms of this Agreement.  Subject to the other terms and conditions of the Plan and the Option Agreement, the Option shall vest and become exercisable, provided the performance conditions as set forth in the Option Agreement are achieved, as follows:  (i) 50% as of the third anniversary of the date of the grant; (ii) 25% as of the fourth anniversary of the date of the grant; and (iii) 25% as of the fifth anniversary of the date of the grant; provided, however, that if Employee’s employment is terminated for any reason other than for “Cause” (as defined below in this Agreement) prior to December 31, 2010, the Board of Directors of Willis Group Holdings Limited may, in its sole discretion, waive the performance condition requirements and vest 1/3 (one-third) of the Option as of the date of the termination of Employee’s employment.  Any vested portion of the Option shall be immediately exercisable and remain exercisable for the then remaining portion of the original full term.  This paragraph 3.c. shall survive the expiration of this Agreement and the Employee’s termination, notwithstanding anything contained herein to the contrary.

d. General Benefit Plans.  While employed by Employer, Employee will be allowed to participate in those employee benefit plans and programs that are generally made available by Employer and its parent company, Willis North America Inc., to other members of the Executive Committee who are regularly employed and reside within the United States (the “Peer Executives”) and shall continue to participate in the HRH Supplemental Executive Retirement Plan to the extent the plan remains in effect following the Effective Date.  Such plans and programs will include medical coverage and a 401(k) retirement plan, and may also include, without limitation, dental coverage plan, life insurance, disability insurance.  Employee’s participation in such plans and programs will be allowed in accordance with and subject to the normal terms and conditions of such plans and programs as applied to the Peer Executives, as such plans and programs (including, but not limited to, any and all benefit plan documents) may be amended or terminated from time to time.  Notwithstanding the foregoing, Employee’s participation in such plans and programs will take into account, and shall be administered in accordance with and subject to, the terms and conditions of Section 5.14(b) of the Merger Agreement.

e. Expenses.  Subject to and in accordance with its normal policies and procedures applicable to the Peer Executives, as may be amended from time to time, Employer will pay or reimburse Employee for business expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement.  Further provided that Employee shall comply with Employer’s usual expense policies and procedures as generally apply to the Peer Executives, including meeting the obligation on the part of Employee to provide to Employer with reasonable documentation of expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement (required documentation may include, but will not necessarily be limited to receipts and other documentation acceptable to Employer and as may be required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code).

f. Office Location; Travel to New York; Tax Gross Up.  Employee will be expected to travel frequently to Employer’s New York, New York office in order to perform the duties expected of Employee under this Agreement; however, Employee’s primary office will be located in Richmond, Virginia (such travel to New York being referred to in this Agreement as “New York Business Trips”).  While Employee is employed under this Agreement, Employer will reimburse Employee’s reasonable transportation expenses associated with the New York Business Trips, subject to Employee’s compliance with Employer’s expense procedures as applicable to the Peer Executives.  If, by virtue of performing services for Employer as its Employee in the State of New York (or any state other than the State of Virginia), Employee incurs state or local tax liabilities in excess of the state and local tax liabilities that Employee would have incurred if his employment services were performed exclusively in the State of Virginia (“Additional State/Local Taxes”), then Employer will provide Employee with an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any income taxes and any interest or penalties imposed with respect to any such taxes (other than any interest or penalties which are imposed as a consequence of Employee’s failure to timely comply with (i) tax filing deadlines or (ii) tax payment deadlines (in each case, other than due to Employer’s failure to satisfy the obligations hereunder)) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to such Additional State/Local Taxes (and any interest or penalties imposed with respect to such taxes, other than any interest or penalties which are imposed as a consequence of Employee’s failure to timely comply with (i) tax filing deadlines or (ii) tax payment deadlines (in each case, other than due to Employer’s failure to satisfy the obligations hereunder)); it being intended that while Employee is employed under this Agreement, Employee’s state and local income tax liabilities will not be greater than what such liabilities would have been if Employee’s employment services had been performed exclusively in the State of Virginia.  If Employee receives a Gross-Up Payment as contemplated in this paragraph, Employer reserves the right to review Employee’s applicable New York State income tax return(s) (and any other applicable state and local income tax returns) prior to any filing thereof, and Employee will provide such tax returns for Employer’ review, as and when requested by Employer.  Provided further for the avoidance of doubt, Employer’s obligation to provide a Gross-Up Payment on Additional State/Local Taxes shall (i) only apply to Additional State/Local Taxes, if any, that Employee incurs by virtue of performing services for Employer as its employee in the State of New York (or any state other than the State of Virginia) and (ii) survive any termination of this Agreement.  Any Gross-Up Payment provided under this paragraph will be paid to Employee as soon as reasonably practicable following the end of the calendar year to which the Gross-Up Payment relates, but in no event shall such payment be provided later than the last day of the calendar year following the calendar year in which Employee remits the related taxes.  If, after such remittance, Employee becomes entitled to receive any refund from the applicable taxing authority with respect to the Gross-Up Payments, Employee shall promptly notify Employer of any such refund (including any applicable interest) and pay to Employer the amount of such refund received.

g. Accommodations in New York.  Through, but not following, December 31, 2010 (and subject in all respects to the various terms and provisions of paragraph 6 below regarding termination of this Agreement), Employer will provide Employee with use of a furnished one-bedroom apartment in the financial district of New York, New York (i.e., downtown Manhattan, within reasonable proximity of Employer’s New York City office location).  Use of such apartment will be provided in order to facilitate Employee’s New York Business Trips and will only be provided while Employee is employed by Employer.  As a condition to the use of such apartment, Employee must abide by such reasonable policies, procedures and rules as Employer may designate from time-to-time in connection with use of such property.  If and to the extent the provision of such apartment to Employee constitutes taxable income of any sort to Employee under the Code or other applicable tax law (such taxable income being referred to below as “Constructive Accommodation Income”), Employer will provide Employee with a Gross-Up

Payment in an amount such that, after payment by Employee of any and all federal, state and local income taxes (and any interest or penalties imposed with respect to such taxes, other than any interest or penalties which are imposed as a consequence of Employee’s failure to timely comply with (i) tax filing deadlines or (ii) tax payment deadlines (in each case, other than due to Employer’s failure to satisfy the obligations hereunder) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to any such additional federal, state or local income tax liabilities on the Constructive Accommodation Income; it being intended that while Employee is employed under this Agreement, the provision of the accommodations in New York to Employee shall not result in any additional income tax liability to Employee.  Provided further for the avoidance of doubt, Employer’s obligation to provide a Gross-Up Payment under this paragraph shall (i) only apply to federal, state or local income tax liabilities on the Constructive Accommodation Income, if any, which Employee realizes by virtue of performing services for Employer as its employee in the State of New York and (ii) survive any termination of this Agreement.  Any Gross-Up Payment provided under this paragraph will be paid to Employee as soon as reasonably practicable following the end of the calendar year to which the Gross-Up Payment relates, but in no event shall such payment be provided later than the last day of the calendar year following the calendar year in which Employee remits the related taxes.  If, after such remittance, Employee becomes entitled to receive any refund from the applicable taxing authority with respect to the Gross-Up Payments, Employee shall promptly notify Employer of any such refund (including any applicable interest) and pay to Employer the amount of such refund received.

h. Vacation.  Employee will accrue four weeks of vacation per year, in accordance with and subject to the vacation accrual policy applicable to the Peer Executives.

4.     Confidential Information and Work for Hire.

a.             Employer shall provide Employee with access to nonpublic information of Employer/Willis to the extent reasonably necessary to the performance of Employee’s job duties.  Employee acknowledges that all non-public information (including, but not limited to, information regarding Employer’s clients), owned or possessed by Employer/Willis (collectively, “Confidential Information”) constitutes a valuable, special and unique asset of the business of Employer/Willis.  Employee shall not, during or after the period of Employee’s employment with Employer (i) disclose, in whole or in part, such Confidential Information to any third party without the consent of Employer or (ii) use any such Confidential Information for Employee’s own purposes or for the benefit of any third party.  These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without Employer’s consent.  Upon termination of Employee’s employment hereunder, Employee shall promptly return to Employer all Employer/Willis materials, information and other property (including all files, computer discs and manuals) as may then be in Employee’s possession or control.  For purposes of this Agreement, all references to “Employer/Willis” shall be understood to refer to Employer and/or Employer’s parent companies and its other affiliates, as well as their successors and assigns.

b.             Any work prepared by Employee as an employee of Employer including written and/or electronic reports and other documents and materials shall be “work for hire” and shall be the exclusive property of Employer.  If, and to the extent that, any rights to such work do not vest in Employer automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to Employer all rights to such work and Employee shall cooperate fully with Employer’s efforts to establish and protect its rights to such work.

5.             Employee Loyalty; Non-solicitation.

a.  Employee understands that Employee owes a duty of loyalty to Employer and, while in Employer’s employ, shall devote Employee’s entire business time and best good faith efforts to the furtherance of Employer’s legitimate business interests.  All business activity participated in by Employee as an employee of Employer shall be undertaken solely for the benefit of Employer.  Employee shall have no right to share in any commission or fee resulting from such business activity other than the compensation set forth in this Agreement.

b.  While this Agreement is in effect and for a period of two years following termination of Employee’s employment with Employer, Employee shall not, within the “Territories” described below:

(i)  directly or indirectly solicit, accept, or perform, other than on Employer’s behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other principal business engaged in by Employer/Willis from or with respect to (A) clients of Employer/Willis with whom Employee had business contact or provided services to, either alone or with others, while employed by either Employer or any affiliate of Employer and, further provided, such clients were clients of Employer/Willis either on the date of termination of Employee’s employment with Employer or within twelve (12) months prior to such termination (the “Restricted Clients”) and (B) active prospective clients of Employer/Willis with whom Employee had business contacts regarding the business of Employer/Willis within six (6) months prior to termination of Employee’s employment with Employer (the “Restricted Prospects”); or

(ii)  directly or indirectly (A) solicit any employee of Employer/Willis with whom Employee had business contact while employed by either Employer or an affiliate of Employer (“Protected Employees”) to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer/Willis or (B) induce any such employee of Employer/Willis to leave the employ of Employer/Willis.

For purposes of this paragraph 5.b., “Territories” shall refer to those counties where the Restricted Clients, Restricted Prospects or Protected Employees of Employer/Willis are present and available for solicitation.

6.             Term and Termination.  This Agreement shall commence upon the Effective Date and Employee’s employment hereunder shall continue thereafter until this Agreement (and, correspondingly, Employee’s employment) is terminated in accordance with the provisions below:

a.    During the First Period:  During the First Period, subject to the other terms and conditions below, the following shall apply:  (i) Employer may terminate this Agreement at any time upon the occurrence of Cause (for purposes of this Agreement, “Cause” shall be defined as set forth below); (ii) Employer may terminate this Agreement without Cause upon 15 days’ prior written notice to Employee of the termination of this Agreement; and (iii) Employee may terminate this Agreement upon Employee’s 15 days’ prior written notice to Employer of employment resignation.  Further provided as follows:

(1)  Termination by Employer for Cause or by Employee upon Resignation: If during the First Period, (A) Employer terminates this Agreement for Cause or (B) Employee terminates this Agreement upon 15 days’ prior written notice to Employer of employment resignation, then Employee shall thereafter only be entitled under this Agreement to receive the following payments and/or benefits:  (i) any accrued, but, as of employment termination, unpaid, Base Salary due with respect to service provided prior to employment termination (referred to in this Agreement as “Accrued But Unpaid Salary”) payable in accordance with Employer’s normal compensation payment practices; (ii) any unpaid Annual Bonus for a calendar year completed as of the date of termination as provided in paragraph 3.b. above (“Unpaid Bonus”); (iii) any accrued and vested pension benefits or other vested benefits (including any vested rights in respect of equity or equity-based awards), subject to the normal terms and conditions of the applicable benefit plan documents (referred to in this Agreement as “Accrued Benefits”); and (iv) any compensation deferred by Employee prior to employment termination which is otherwise subject to distribution to Employee upon “separation from service”, as such term is defined under Section 409A of the Code (“Section 409A”) and the treasury regulations promulgated thereunder (the date of such separation from service, the “Date of Separation”, and the first business day of the seventh month following Employee’s Date of Separation, the “Delayed Payment Date”), and in accordance with and subject to the usual terms and conditions of any applicable deferred compensation plan (referred to in this Agreement as “Deferred Compensation”).

(2)  Termination by Employer without Cause upon 15 Days’ Prior Written Notice:  If during the First Period, Employer terminates this Agreement without Cause upon 15 days’ prior written notice to Employee of termination of this Agreement, then Employee shall thereafter only be entitled under this Agreement to receive:  (A) a lump sum cash payment equal in amount to the aggregate amount of the Base Salary payments which Employee would have received following the date of employment termination (i.e., at Employee’s Base Salary level as of the date of employment termination) had Employee’s employment with Employer continued until, but not beyond, December 31, 2010 (referred to in this Agreement as the “Severance Payment”), to be paid within 30 days of the date of termination, provided that, to the extent Employee is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by Employer/Willis) (a “Specified Employee”), the portion of the Severance Payment equal to one year of Base Salary (at the level in effect on the date of termination) shall instead be paid on the Delayed Payment Date; (B) the following payments and/or benefits:  (i) any Accrued But Unpaid Salary payable in accordance with Employer’s normal compensation payment practices; (ii) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (iii) any Accrued Benefits; and (iv) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above; (C) (i) to the extent that as of the termination date any Annual Bonus for a completed calendar year has then been previously distributed in restricted cash, any repayment requirement with respect thereto shall immediately lapse and (ii) to the extent that any Annual Bonus for a completed calendar year has then been previously distributed in the form of an equity award, such equity award shall vest in full and be settled as of the date of employment termination and no longer be subject to forfeiture, provided that to the extent any such award is “non-qualified deferred compensation” within the meaning of Section 409A and Employee is a Specified Employee, such awards will be settled on the Delayed Payment Date; and (D) to the extent the date of termination of employment occurs prior to the date on which Employer determines the Annual Bonus for calendar year 2009, a lump sum cash payment equal to $337,080 times two, to be paid within 30 days of the date of termination.

b.               During the Second Period:  During the Second Period, the following shall apply:  (i) Employer may terminate this Agreement at any time upon the occurrence of Cause; (ii) Employer may terminate this Agreement without Cause by providing Employee with 15 days’ prior written notice of employment termination; and (iii) Employee may terminate this Agreement by providing Employer with 15 days’ prior written notice of employment resignation.  Further provided as follows:

(1) Termination by Employer for Cause:  If Employer terminates this Agreement for Cause during the Second Period, then Employee shall thereafter only be entitled under this Agreement to receive the following payments and/or benefits:  (A) any Accrued But Unpaid Salary, payable in accordance with Employer’s normal compensation payment practices; (B) any Unpaid Bonus payable as provided in paragraph 3.b. above; (C) any Accrued Benefits; and (D) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above.

(2) Termination by Employer without Cause upon 15 Days’ Prior Written Notice:  If during the Second Period Employer terminates this Agreement without Cause upon 15 days’ prior written notice to Employee, then Employee shall thereafter only be entitled under this Agreement to receive the following payments and/or benefits: (A) the Severance Payment, to be paid within 30 days of the Date of Separation, provided that to the extent Employee is a Specified Employee, the Severance Payment shall instead be paid on the Delayed Payment Date; (B) the following payments and/or benefits:  (i) any Accrued But Unpaid Salary payable in accordance with Employer’s normal compensation payment practices; (ii) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (iii) any Accrued Benefits; and (iv) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above; (C) (i) to the extent that as of the termination date any Annual Bonus for a completed calendar year has then been previously distributed in restricted cash, any repayment requirement with respect thereto shall immediately lapse and (ii) to the extent that any Annual Bonus for a completed calendar year has then been previously distributed in the form of an equity award, such equity award shall vest in full and be settled as of the date of employment termination and no longer be subject to forfeiture, provided that to the extent any such award is “non-qualified deferred compensation” within the meaning of Section 409A and Employee is a Specified Employee, such award will be settled on the Delayed Payment Date; and (D) a lump sum cash payment equal to $337,080, to be paid within 30 days of the date of termination.

(3) Termination by Employee upon 15 Days’ Prior Written Notice:  If Employee terminates this Agreement during the Second Period upon 15 calendar days’ prior written notice to Employer of employment resignation for any or no reason, then Employee shall thereafter only be entitled under this Agreement to receive: (A) the Severance Payment, to be paid within 30 days of the Date of Separation, provided that, to the extent Employee is a Specified Employee, the Severance Payment shall instead be paid on the Delayed Payment Date; (B) the following payments and/or benefits: (i) any Accrued But Unpaid Salary payable in accordance with Employer’s normal compensation payment practices; (ii) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (iii) any Accrued Benefits; and (iv) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above; (C) (i) to the extent that as of the termination date any Annual Bonus for a completed calendar year has then been previously distributed in restricted cash, any repayment requirement with respect thereto shall immediately lapse and (ii) to the extent that any Annual Bonus for a completed calendar year has then been previously distributed in the form of an equity award, such equity award shall vest in full and be settled as of the date of employment termination and no longer be subject to forfeiture, provided that to the extent any such award is “non-qualified deferred compensation” within the meaning of Section 409A and Employee is a Specified Employee, such award will be settled on the Delayed Payment Date; and (D) a lump sum cash payment equal to $337,080, to be paid within 30 days of the date of termination.

c.              Following December 31, 2010:  Effective as of January 1, 2011 (and at all times thereafter):  (i) Employer may terminate this Agreement at any time upon the occurrence of Cause; (ii) Employer may terminate this Agreement without Cause by providing Employee with 15 days’ prior written notice of employment termination; and (iii) Employee may terminate this Agreement upon providing Employer with 15 days’ prior written notice of employment resignation.  Further provided that following employment termination pursuant to this paragraph 6.c. Employee shall thereafter only be entitled under this Agreement to receive the following payments and/or benefits: (A) any Accrued But Unpaid Salary, payable in accordance with Employer’s normal compensation payment practices; (B) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (C) any Accrued Benefits; and (D) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above.

d.              Death; Disability. This Agreement will automatically terminate upon Employee’s death or Employee’s disability (as disability is defined in Employer’s Long Term Disability Benefits Plan).  Further provided as follows:

(1) Death:  In the event of termination of this Agreement due to Employee’s death and to the extent permitted by applicable law, Employee’s estate shall thereafter receive the following payments and/or benefits: (i) any Accrued But Unpaid Salary payable in accordance with Employer’s normal compensation payment practices; (ii) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (iii) any Accrued Benefits which Employee’s estate may be eligible to receive, including any death benefits (subject in all respects to the terms and conditions within any applicable benefit plan documents concerning benefit administration following an employee’s death); and (iv) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above.  Aside from this payments and benefits described in the preceding sentence, Employee’s estate shall receive no other payments or benefits under this Agreement following termination of this Agreement due to Employee’s death.

(2) Disability:  In the event of termination of this Agreement due to Employee’s disability, then, Employee shall thereafter only be entitled under this Agreement to receive the following payments and/or benefits:  (i) any Accrued But Unpaid Salary payable in accordance with Employer’s normal compensation payment practices; (ii) any Unpaid Bonus as may be payable as provided in paragraph 3.b. above; (iii) any Accrued Benefits, including any disability benefits; and (iv) any Deferred Compensation payable as provided under paragraph 6.a.(1)(iv) above.

e.  Surviving Provisions.  Paragraphs 3.b., 3.c., 3.f., 3.g., 4, 5, 6, 7, 8, 10 and 11 of this Agreement shall survive any termination of this Agreement and any termination of Employee’s employment, and nothing contained in this paragraph 6 shall reduce Employee’s rights to the Surviving Obligations under the COC Agreement (as defined below).  In addition, following termination of this Agreement, Employer shall remain subject to those specific Gross Up Payment obligations, if any, as and to the extent set forth in paragraphs 3.f., 3.g. and 7 of this Agreement.

f.  Cause Definition.  For purposes of this Agreement, “Cause” shall mean (i) Employee’s continued failure to adequately perform his material duties with respect to Employer/Willis (other than due to illness or disability, as disability is defined in Employer’s Long Term Disability Benefits Plan) after having been provided reasonable notice by the Reporting Person of such alleged failure in writing specifying any such failure in reasonable detail and, if such failure is capable of being corrected and/or cured, a period of at least thirty (30) days after Employee’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by Employee in connection with Employee’s employment which is materially injurious to Employer/Willis (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by Employee to Employer/Willis), (iii) conviction of any criminal act (other than road traffic violations not involving imprisonment or revocation of driving privileges by a governmental authority), (iv) any breach of Employee’s restrictive covenants as provided in this Agreement, or any other non-compete agreement and/or confidentiality agreement entered into by Employee with either Employer or an affiliated company of Employer (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any material written Employer/Willis policy applicable to Employee after reasonable notice by the Reporting

Person of such alleged violation in writing to Employee specifying any such violation in reasonable detail and, if such violation is capable of being corrected and/or cured, a period of at least thirty (30) days after Employee’s receipt of such notice to cure and/or correct such alleged violation.

7.               Change of Control Employment Agreement:  Employee shall receive an amount in cash equal to the amounts determined under Section 6(b)(i) of the COC Agreement (which amount equals $2,971,492, assuming for purposes of the “Pro-Rata Bonus” (as defined in the COC Agreement) that the Closing occurs on October 1, 2008) as if the Employee terminated his employment for Good Reason immediately following the Closing (the “COC Agreement Payment”).  The COC Agreement Payment shall be paid in a lump sum in cash on the later of (i) the date that is seven business days following the Effective Date or (ii) January 2, 2009; provided that, if the Closing occurs prior to January 1, 2009 and Employee’s employment with Employer terminates for any reason prior to January 1, 2009 and as of the date of such termination Employee is not a Specified Employee, the COC Agreement Payment shall be paid no later than 30 days after such date of termination; provided, further, that, if the Closing occurs prior to January 1, 2009 and Employee’s employment with Employer terminates for any reason prior to January 1, 2009 and as of the date of such termination Employee is a Specified Employee, the COC Agreement Payment shall be paid on the Delayed Payment Date.  Further provided that, notwithstanding anything to the contrary contained in paragraph 6 hereof, if Employee’s employment hereunder terminates for any reason or no reason prior to October 1, 2011, Employer shall, as successor to HRH following the Merger, provide Employee with any amounts and/or benefits required to be provided under Sections 6(b)(ii), (iii) and (iv) of the COC Agreement, in accordance with the terms of the COC Agreement, (subject to and including any provisions within the COC Agreement relating to Section 409A); provided, that the welfare benefits under Section 6(b)(ii) of the COC Agreement shall be provided to Employee at a level that is no less favorable than the benefits being provided to Employee as of immediately prior to the date of termination.  In addition, notwithstanding anything contained herein to the contrary, Employer shall also have the rights and responsibilities of the “Company” (as such term is defined in the COC Agreement) set forth in Section 8 (entitled “Full Settlement”) and Section 9 (entitled “Certain Additional Payments by the Company”) of the COC Agreement; provided, however, that (i) Employee’s right to legal fees under Section 8 of the COC Agreement shall be limited to claims relating to the COC Agreement and the Surviving Obligations under the COC Agreement (as defined below); and (ii) for purposes of clarity, Employee’s right to a Section 280G gross-up payment under Section 9 of the COC Agreement shall apply to (x) any payments and/or benefits provided to Employee pursuant to the COC Agreement, (y) any payments and/or benefits provided to Employee pursuant to any other plan, program or arrangement of HRH or its subsidiaries in effect prior to the Effective Date, which payments and/or benefits are triggered by the Merger or a termination of employment following the Merger, including without limitation, with respect to the accelerated vesting of any rights or benefits under any HRH equity incentive plan, and (z) any payments and/or benefits under this Agreement, including without limitation the payment or provision of the Surviving Obligations under the COC Agreement, that would be deemed to be “parachute payments” (as defined in Section 280G(b)(2) of the Code) in relation to the Merger.  Any Section 280G gross-up payments shall be paid in accordance with Section 9 of the COC Agreement. The obligations to make the payments and provide the benefits under the COC Agreement as described in this paragraph 7 are referred to herein as the “Surviving Obligations under the COC Agreement”, and the Surviving Obligations under the COC Agreement shall survive termination of this Agreement (and the corresponding termination of Employee’s employment with Employer) and shall not be limited by paragraph 6 of this Agreement.  Employee shall also remain bound by the terms of Section 10(a) of the COC Agreement (i.e., that paragraph which is captioned “Confidential Information”).  Except as set forth in this paragraph 7, following the Effective Date, Employee and Employer shall have no further rights or obligations under the COC Agreement.  For the avoidance of doubt, it is further provided that the payment by Employer and/or any of its affiliates of the COC Agreement Payment shall fully and finally satisfy the payment obligation of Employer and/or its affiliates regarding amounts determined under Section 6(b)(i) of the COC Agreement.

8.                                       Mandatory Binding Arbitration.  Except for a claim beginning with a request for injunctive relief brought by Employer or Employee or a claim relating to the Surviving Obligations under the COC Agreement, Employer and Employee agree that any dispute arising either under this Agreement or from the employment relationship shall be resolved by arbitration; it is understood that disputes arising either under this Agreement or from the employment relationship shall be understood to include, but not be limited to, any and all disputes concerning any claim by Employee against Employer/Willis concerning or relating to (i) alleged illegal discrimination against Employee in the terms and conditions of employment (including but not limited to any claim of alleged illegal discrimination on the basis of race, color, religion, sex, gender, national origin, age, physical disability and/or mental disability), (ii) alleged public policy violations, (iii) alleged wrongful employment termination and/or (iv) any other disputes arising from or in connection with the employment relationship.  Except with respect to a claim relating to the Surviving Obligations under the COC Agreement, each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute.  The party invoking arbitration shall notify the other party in writing (the “Written Notice”).  The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator.  If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator.  The arbitration shall be (i) conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, (ii) held at a location reasonably convenient to that office of Employer at which Employee had most recently been assigned and (iii) completed within six (6) months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  Except with respect to a claim relating to the Surviving Obligations under the COC Agreement (for which Section 8 of the COC Agreement shall control), to the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally.  Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.  To the extent required by Section 409A, any reimbursement under this paragraph shall be made no later than December 31 of the calendar year following the year during which the applicable expense is incurred.

9.                                       Representations and Warranties.  Employee represents and warrants:

a.  except as specifically provided by Employee to Employer in writing, Employee is not subject to either an agreement with any former employer or otherwise or any court order, judgment or decree which places restrictions on Employee’s business activities and that if employee is subject to any of the foregoing, Employee will, by the earlier of the commencement date of employment or execution of the Agreement, provide Employer with a copy of such agreement, order, judgment, or decree; and

b.  Employee has reviewed and will abide by the Employer/Willis Code of Ethics.

10.                                 Section 409A.  This Agreement is intended to comply with the requirements of Section 409A or an exemption thereto and shall in all respects be administered in accordance with Section 409A.  Notwithstanding anything in the Agreement to the contrary, the following shall apply with respect to any amounts or benefits that are subject to Section 409A: (i) distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and (ii) each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A and (i) shall be paid or provided within the time period permitted under Section 409A, (ii) the amount or benefit that Employer is obligated to pay or provide in any given calendar year shall not affect the amount or benefit that Employer is obligated to pay in any other calendar year and (iii) Employee’s right to have Employer pay or provide the amount or benefit may not be liquidated or exchanged for any other benefit.  If Employee dies following his termination of employment and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of Employee’s estate within thirty (30) days after the date of Employee’s death. Any tax gross-up payments, including a Gross-Up Payment, shall in all events be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the applicable taxes (and any income or other related taxes or interest or penalties thereon) are remitted to the Internal Revenue Service or any other applicable taxing authority. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Employee and Employer) within the time period permitted by the applicable Treasury Regulations.

11.                                 Miscellaneous.  This Agreement sets forth the entire agreement between the parties hereto relating to the subject matter hereof and is intended to supplant and supersede any other prior or contemporaneous agreements between Employer and Employee regarding the subject matter hereof (including, but not necessarily limited to, the Prior Employment Agreement); provided, however, this Agreement shall be in addition to and not in lieu of the following: (i) the Surviving Obligations under the COC Agreement (to the extent contemplated and described in paragraph 7 above); (ii) Employee’s surviving obligations under Section 10(a) of the COC Agreement; (iii) the “Agreement of Restrictive Covenants and Other Obligations” and the “Option Agreement” referenced above in paragraph 3.c.; and (iv) any other written agreement related to any share purchase and/or option plan as may have been, or may be, entered into by Employee with (a) Employer and/or (b) a parent or other affiliated company of HRH, Employer or any of their affiliated companies (any such agreement as contemplated in this item (iv), if any, shall be governed in all respects by that agreement’s own terms and conditions except as otherwise provided in paragraph 3.c. with respect to the Option).  This Agreement may only be modified by a written instrument signed by both parties.  If any term of this Agreement is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Except for notices by Employer to Employee which Employer chooses to hand deliver to Employee, any notices given pursuant to this Agreement shall be sent by first class U.S. postal service or overnight courier service to the addresses set forth below (or, to the then current address of a party, with both parties agreeing to promptly provide the other party with written notice of any change in address). This Agreement shall be governed by the laws of the State of New York, without giving effect to that state’s conflicts of law principles.  Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by any applicable tax laws or regulations.  The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights upon any subsequent breach. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Employer. Employee enters into this Agreement freely and voluntarily, under no duress, after having had sufficient time and opportunity to review and discuss it, at Employee’s discretion, with professional advisors of Employee’s choice. Employee acknowledges and agrees that (i) the consideration provided to Employee by Employer under this Agreement (including, but not limited to, as set forth in paragraph 3) is sufficient to support covenants made by Employee to Employer within this Agreement and (ii) following Employee’s execution of this Agreement, Employee will at no time challenge the sufficiency and/or adequacy of the consideration provided in exchange for the various covenants provided by Employee to Employer within this Agreement.  Monetary damages may not be an adequate remedy for Employee’s breach of paragraphs 4 or 5 of this Agreement and Employer may, in addition to recovering legal damages (including lost commissions and fees), proceed in equity to enjoin Employee from violating any of the provisions. Upon the commencement by Employee of employment with any third party, during the two (2) year period following termination of employment hereunder, Employee shall promptly inform such new employer of the substance of paragraphs 4 and 5 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the date first above written.

EMPLOYER:

Hermes Acquisition Corp

One World Financial Center

200 Liberty Street, 7th Floor

New York, New York 10281

BY:

TITLE:

DATE:

EMPLOYEE:

Michael Crowley

DATE:

ADDRESS: